UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 2, 2007

Date of Report

(Date of earliest event reported)

AMIS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50397	51-0309588
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2300 Buckskin Road, Pocatello, Idaho 83201

(Address of principal executive offices, including Zip Code)

208-233-4690

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 2, 2007 and March 3, 2007, respectively, Christine King, Chief Executive Officer of AMIS Holdings, Inc. (the “Company”), and Jon Stoner, Chief Technical Officer of the Company, adopted pre-arranged stock trading plans in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended.

Ms. King adopted her plan in order to continue to diversify her assets for personal financial and estate planning purposes. Under her plan, Ms. King may sell up to 50,000 shares of the Company’s common stock per month from April 2, 2007 until May 1, 2008, provided that certain price criteria are met. The shares to be sold under Ms. King’s plan consist first of 262,599 shares of the Company’s common stock issuable upon exercise of certain of stock options held by Ms. King, and then up to 150,000 shares of the Company’s common stock owned by Ms. King. Sales under Ms. King’s plan continue will occur from time to time under the direction of Merrill Lynch, Pierce, Fenner & Smith, Inc.

Mr. Stoner also adopted his plan in order to diversify his assets for personal financial and estate planning purposes. Under his plan, Mr. Stoner may sell shares of the Company’s common stock from April 1, 2007 until the earlier of March 31, 2008, or when all of the shares subject to his plan have been sold. The shares to be sold under Mr. Stoner’s plan consist first of 30,000 shares of the Company’s common stock issuable upon exercise of stock options held by Mr. Stoner, and then up to 15,000 shares of the Company’s common stock owned by Mr. Stoner. Sales under Mr. Stoner’s plan will occur from time to time under the direction of Credit Suisse First Boston LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2007	/s/ DAVID A. HENRY
David A. Henry
Senior Vice President and Chief Financial Officer